Registration No. 333-61936
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Northrop Grumman Corporation
(Exact name of registrant as specified in its charter)

Delaware	95-4840775
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
1840 Century Park East, Los Angeles, CA 90067
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)
1984 Long Term Stock Incentive Plan of Litton Industries, Inc.
(Full Title of the plan)
Sheila C. Cheston
Corporate Vice President and General Counsel
Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California 90067
(310) 553-6262
(Names, address, including zip code, and telephone number
including area code, of agents for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer, and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
Deregistration of Securities
     Northrop Grumman Corporation (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to withdraw and remove from registration the unissued and unsold securities under the 1984 Long Term Stock Incentive Plan of Litton Industries, Inc. (the “Plan”) previously registered by the Company pursuant to its Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission on May 31, 2001 (File No. 333-61936) (the “Registration Statement”). The Registration Statement registered up to 1,155,665 shares of the Company’s common stock (and associated rights), par value $1.00 per share (the “Common Stock”), issuable to employees and directors of Litton Industries, Inc., a Delaware corporation (“Litton”), whose options to purchase shares of common stock of Litton were converted into options to purchase shares of Common Stock. The Plan has terminated, and all rights to purchase shares under the Plan have been exercised or have expired.
     In accordance with the undertaking contained in the Registration Statement pursuant to Item 512 of Regulation S-K, this Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister and remove all of the previously registered shares of Common Stock that remain unissued and unsold under the Registration Statement as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-61936 to be signed on its behalf by the undersigned, thereunto duly authorized, on the 1st day of February, 2011.

Northrop Grumman Corporation
By:	/s/ Sheila C. Cheston
Corporate Vice President and General Counsel